Exhibit 10.3

Portions of this exhibit marked [*] are requested to be treated confidentially.

FIRST AMENDMENT TO LICENSE AND DEVELOPMENT AGREEMENT

This FIRST AMENDMENT TO LICENSE AND DEVELOPMENT AGREEMENT (this “First Amendment”) is made and entered into as of this 26th day of September, 2018 (“Effective Date”) by and between Athenex, Inc., a corporation organized and existing under the laws of the state of Delaware, USA, with a principal place of business at 1001 Main Street, Suite 600, Buffalo, New York 14203 (“Athenex”), Almirall S.A., a corporation organized and existing under the laws of Spain with a principal place of business at Ronda del General Mitre 151, Barcelona 08022 (“Almirall”), and Aqua Pharmaceuticals, LLC, a limited liability company organized and existing under the laws of the Commonwealth of Pennsylvania, with a principal place of business at 707 Eagleview Blvd., Suite 200, Exton, PA 19341 (“Aqua”).

WITNESSETH:

WHEREAS, Athenex, Almirall and Aqua entered into a License and Development Agreement on December 11, 2017 for the license by Athenex to Almirall and Aqua of certain rights in the topical formulation of Athenex’s compound KX-01/KX2-391 (“License”);

WHEREAS, Athenex, Almirall and Aqua wish to amend the terms of the License to amend Section 4.2(a);

NOW, THEREFORE, based upon the above Recitals, the mutual promises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.

All capitalized terms used in this First Amendment and not defined herein shall have the meaning given to them in the License.  Except as amended by this First Amendment, the License shall continue in full force and effect.

2.	Section 4.2(a) shall be superseded and replaced with the following:

(a)        Current Product Payment.  Within forty-five (45) days of being provided with the Day 57 Phase 3/Phase 1 Contact Sensitization Data, Almirall shall notify Athenex in writing whether or not such data is, in Almirall’s sole discretion, satisfactory to Almirall and Aqua. If such notice indicates that such data is satisfactory, or no such notice is provided within such forty-five (45) day period, Almirall and Aqua shall pay in total to Athenex $[*] within thirty (30) days of the earlier of such notice or expiration of such forty-five (45) day period.  If such notice indicates that such data is not satisfactory, this Agreement shall terminate upon receipt of such notice. If, within forty-five (45) days after Almirall is provided the 12 Months Phase III Long-Term Recurrence Data, Almirall provides written notice to Athenex that such data is not satisfactory, the Agreement shall terminate upon such notice and Athenex shall reimburse to Almirall and Aqua any payment made under this Section 4.2(a). Athenex’s reimbursement shall be done in accordance with the proportion used by Almirall and Aqua for the payments made in accordance with Section 4.1 and within thirty (30) days of such notice to Athenex.

[*]Confidential treatment requested; certain information omitted and filed separately with the SEC.

3.

Athenex has, and hereby agrees that, upon the request of Almirall and Aqua, to continue to refrain from publicly disclosing certain terms of the License which it otherwise would have had the contractual and legal right to disclose under the terms of the License.

IN WITNESS WHEREOF, Athenex, Almirall and Aqua have executed this First Amendment as of the date first set forth above.

ATHENEX, INC.		ALMIRALL, S.A.

/s/ Johnson Lau		/s/ Peter Guenter
By:	Johnson Lau	By:	Peter Guenter
Title:	Chief Executive Officer & Board Chairman	Title:	Chief Executive Officer

AQUA PHARMACEUTICALS, LLC

/s/ Peter Guenter
By:	Peter Guenter
Title:	Chairman